Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE                 Media Contact:    Laura Wakeley
            717-291-2616

Investor Contact:     Jason Weber
717-327-2394

Fulton Financial Corporation Declares Special Cash Dividend

(November 19, 2018) -- LANCASTER, PA. - Fulton Financial Corporation (Nasdaq: FULT) today announced that its Board of Directors has authorized the payment of a special cash dividend of four cents per share on its common stock. The special dividend is payable on December 14, 2018, to shareholders of record as of December 3, 2018.
Fulton paid quarterly cash dividends of eleven cents per share in the first quarter of 2018 and twelve cents per share in each of the three subsequent quarters in 2018. The Board of Directors is expected to consider the next quarterly cash dividend at its December 2018 meeting.
Fulton Financial Corporation is a $20 billion financial holding company that operates banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following subsidiary banks: Fulton Bank, N.A., Lancaster, PA; Lafayette Ambassador Bank, Easton, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
Additional information on Fulton Financial Corporation can be found at www.fult.com.

# # #